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                                                                    EXHIBIT 28.2



                         [ERNST & YOUNG LLP LETTERHEAD]


                       Report of Independent Accountants

Board of Directors
FIRSTPLUS Financial, Inc.

We have examined management's assertion included in the accompanying report titled Report of Management that, during the year ended September 30, 1996, FIRSTPLUS Financial, Inc. (the Company), complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) that are applicable to home improvement and debt consolidation loans serviced by the Company pursuant to the respective Pooling and Servicing Agreements for the Remodelers Home Improvement Loan Asset-Backed Certificates, Series 1994-1, 1995-1, 1995-2, 1995-3, 1995-4, 1996-1, 1996-2, 1996-A, and 1996-3. Management has represented to us that the minimum servicing standards related to mortgagor escrow accounts and adjustable rate mortgages including: minimum servicing standards I.4.,
III.2. (with respect to tax and insurance disbursements made on behalf of the mortgagors), III.3., III.4., V.2., V.3., and V.4. are not applicable to the home improvement loans they service. Management is responsible for the Company's compliance with the applicable requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the applicable minimum servicing standards based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that the Company complied with applicable minimum servicing standards as mentioned above during the year ended September 30, 1996, is fairly stated, in all material respects.

                                                           /s/ ERNST & YOUNG LLP

October 25, 1996
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                     [FIRSTPLUS FINANCIAL, INC. LETTERHEAD]

October 25, 1996

                              REPORT OF MANAGEMENT

We, as members of management of FIRSTPLUS FINANCIAL, INC. (the Company), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) that are applicable to home improvement loans serviced by the Company pursuant to the Asset-Backed Certificates, Series 1994-1, 1995-1, 1995-2, 1995-3, 1995-4, 1996-1, 1996-2, 1996-A, and 1996-3. We
have interpreted that minimum servicing standards related to mortgagor escrow accounts and adjustable rate mortgages, including: I.4, III.2 (with respect to tax and insurance disbursements made on behalf of the mortgagers), III.3, III.4, V.2, V.3 and V.4 are not applicable to the home improvement and debt consolidation loans we service. We are also responsible for establishing and maintaining effective internal control over compliance with the applicable standards. We have performed an evaluation of the Company's compliance with the applicable minimum servicing standards as set forth in the USAP as of September 30, 1996 and for the year then ended. Based on this evaluation, we assert that during the year ended September 30, 1996, the Company complied with the minimum servicing standards set forth in the USAP.

As of and for the year ended September 30, 1996, the Company has in effect a mortgage bankers bond policy in the amount of $300,000 as well as an errors and omissions policy in the amount of $1,000,000.


                                     Very truly yours,

                                     /s/ DANIEL T. PHILLIPS
                                     ----------------------------------
                                     Daniel T. Phillips, Chairman & CEO
                                     FIRSTPLUS FINANCIAL, INC.

                                     /s/ ERIC C. GREEN
                                     ----------------------------------
                                     Eric C. Green, President
                                     FIRSTPLUS FINANCIAL, INC.